Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Press Contact:
Joe Hassett	Katie Nicolai
Senior Vice President	Senior Vice President
Gregory FCA	Gregory FCA
610-228-2110	610-228-2128
joeh@gregcomm.com	katien@gregcomm.com

USA Technologies to Raise $10.7 Million in Common Stock Private Placement

Proceeds to be used Primarily for JumpStart Program, Continuation of Business Initiative Responsible for Generating over 32,000 New Connections in Calendar 2010

MALVERN, PA, March 14,2011 -- USA Technologies, Inc. (NASDAQ: USAT), a leader in the networking of wireless, non-cash transactions, announced that today it has signed a securities purchase agreement with institutional investors to purchase $10.7 million of common stock in a private placement.  Under the terms of the transaction, the Company has agreed to sell an aggregate of 5,200,000 shares of its common stock at $2.064 per share and warrants to purchase up to 3,900,000 additional shares in the aggregate of its common stock. The warrants will be exercisable commencing on the six month and one day anniversary of the closing date at an exercise price of $2.6058 per share and will have a five-year term commencing on the initial exercisability date.

The completion of the offering is subject to the satisfaction of customary closing conditions and is expected to close on or before March 24, 2011.

Chardan Capital Markets LLC acted as sole placement agent to USA Technologies, Inc. for this transaction.

The proceeds of the offering would be used primarily to support the revival of the Company’s JumpStart program under which USA Technologies, Inc. generated over 32,000 new connections in calendar year 2010.

“Our JumpStart program, which allows our customers to deploy cashless payment technology with zero upfront capital investment, was successful in 2010 and was a key driver of our growth. The proceeds of this offering would be used to continue the program in calendar year 2011. We believe this would allow us to penetrate new business opportunities, and provide continued growth within our existing customer and prospect base,” said George Jensen, Chairman and Chief Executive Officer of USA Technologies. “We also believe that cashless payment acceptance is accelerating at a more rapid pace, and last year’s growth in our connections was indicative of a major shift in the acceptance of cashless payments in small-ticket unattended retail industries like vending, laundry, kiosk, amusement and car wash.  With JumpStart, we can better support the plans of these owners and operators”.

The Company’s JumpStart program enables customers to implement the ePort cashless solution with no upfront investment. Under JumpStart, customers can opt for either the ePort G8, which accepts contactless payments, or ePort EDGE, a one-piece cashless reader and controller combo designed for quick installation.  The JumpStart package also includes the ePort Connect® service for wireless connectivity, card processing, consumer services, online reporting, and over-the-air machine alerts.ePort Connect is the payment industry’s leading payment service for unattended, wireless, cashless transactions, and is PCI Level One compliant for the highest level of security.

In calendar year 2010, the Company added approximately 46,000 connections to its network, 71 percent of which were under the JumpStart program. As of December 31, 2010, there were approximately 109,000 devices connected to the Company's network, approximately 31% of which were the result of the JumpStart program. The Company counts its ePort connections upon shipment of an active terminal to a customer under contract, at which time activation on its network is performed by the Company, and the terminal is capable of conducting business via the Company’s network and related services. The Company recently announced that it had processed a record 6.4 million small-ticket transactions representing $10.3 million—equal to over $120M in annualized transactions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

About USA Technologies:
USA Technologies is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management. USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries. The Company has been granted 79 patents and has agreements with AT&T, Visa, Compass and others. Visit our website at www.usatech.com.

Forward-looking Statements:

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation the financial position, anticipated connections to our network, business strategy and the plans and objectives of the Company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions, including but not limited to, the ability of the Company to retain key customers from whom a significant portion of its revenues is derived; whether the Company’s customers continue to operate or commence operating ePorts received under the Jumpstart program or otherwise at levels currently anticipated by the Company; the ability of the Company to compete with its competitors to obtain market share; the ability of the Company to obtain widespread commercial acceptance of it products; and whether the Company's existing or anticipated customers purchase ePort devices in the future at levels currently anticipated by the Company. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this release. Unless required by law, the Company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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